Exhibit 99.1

EQT Midstream Partners Reports Second Quarter 2013 Results

PITTSBURGH--(BUSINESS WIRE)--July 25, 2013--EQT Midstream Partners, LP (NYSE: EQM), an EQT Corporation company, today announced second quarter 2013 financial and operating results. Net income for the quarter totaled $17.9 million and adjusted EBITDA was $23.4 million. Distributable cash flow was $21.1 million for the quarter. Adjusted operating income was $3.9 million, or 24% higher than the same quarter last year. The non-GAAP financial measures are reconciled in the Non-GAAP Disclosures section below.

Additional Highlights:

  Acquired Sunrise Pipeline from EQT Corporation (EQT)
  Announced an increase in quarterly cash distribution to $0.40 per unit, $0.03 or 8% higher than the first quarter
  Increasing adjusted EBITDA guidance for 2013 to between $113 - $118 million
  Increasing distributable cash flow guidance for 2013 to between $95 - $100 million
  Completed new interconnect adding 300 BBtu per day of transmission capacity

EQT Midstream Partners, LP (Partnership) closed its initial public offering (IPO) on July 2, 2012. Results for periods prior to the IPO are attributable to its predecessor, Equitrans, LP (Equitrans).

The Partnership had a capital lease with EQT for the lease of the Sunrise Pipeline (Sunrise), and operated the pipeline as part of its transmission and storage system. Revenues and expenses associated with Sunrise have been included in the Partnership’s financial statements since Sunrise was turned in line in July 2012. Prior to the Sunrise acquisition, monthly lease payments to EQT offset the impact on the Partnership’s distributable cash flow; therefore, second quarter 2013 results are discussed on an adjusted basis, excluding Sunrise. The revenues and expenses associated with Sunrise are found in the reconciliation table in the Non-GAAP Disclosures section below. The lease payment, which totaled $8.3 million in the second quarter, did not have a net positive or negative impact on distributable cash flow. The lease was terminated on July 22, 2013 in connection with the Sunrise acquisition.

For the second quarter, adjusted operating revenues increased $5.9 million, or 20%, compared to the same quarter last year. The increase was primarily due to higher system throughput related to growth in Marcellus Shale development and an increase in contracted transmission capacity associated with the Blacksville Compressor project that was completed in September 2012. Adjusted operating expenses increased $2.1 million versus the second quarter of 2012 and included $0.5 million related to the Sunrise acquisition.

Operating revenues are seasonal, and based on utility customer contracts, are currently expected to be about $2 million per quarter higher in the first and fourth quarters of each year.

Sunrise Acquisition
On July 22, 2013, the Partnership acquired Sunrise from EQT for $507.5 million cash and $32.5 million of common and general partner units, with an additional $110 million of consideration to be paid to EQT if an additional third-party transportation agreement becomes effective. The additional consideration payment relates to a 20-year firm transportation agreement that becomes effective upon the close of EQT’s sale of its natural gas distribution business, which is subject to regulatory reviews that are expected to be completed by year-end 2013.

The Sunrise assets consist of 41.5 miles of 24-inch diameter FERC-regulated pipeline that parallels and interconnects with the segment of the Partnership’s transmission and storage system from Wetzel County, West Virginia to Greene County, Pennsylvania; the Jefferson compressor station in Greene County; and an interconnect with the Texas Eastern pipeline in Greene County. Sunrise has existing throughput capacity of approximately 400 BBtu per day, all of which is subscribed under firm transmission contracts. In addition, the Jefferson compressor station is currently being expanded and will provide approximately 550 BBtu per day of additional capacity, which is fully subscribed. The Jefferson compressor expansion is expected to be in-service in the third quarter 2014. As a result of the expansion, and including the anticipated new third-party transportation agreement described above, Sunrise adjusted EBITDA is expected to grow from a current annual run rate of approximately $40 million, to approximately $55 million in 2014 and approximately $80 million in 2015.

Follow-on Equity Offering
In conjunction with the Sunrise acquisition, the Partnership completed an offering of 12,650,000 common units representing limited partner interests, which included the full exercise of the underwriters’ over-allotment option. The offering closed on July 22, 2013, with proceeds used to fund the Sunrise acquisition.

The Partnership received gross proceeds of approximately $550 million and net proceeds of approximately $529 million from the offering, after deducting the underwriters’ discount and estimated offering expenses of approximately $21 million. The Partnership used the net offering proceeds to fund the cash payment to EQT related to the Sunrise acquisition. Taking into account the proceeds from the offering and the Sunrise acquisition, the Partnership has zero debt outstanding and approximately $46 million of cash.

Quarterly Distribution
The Partnership announced a quarterly cash distribution of $0.40 per unit for the second quarter of 2013. The distribution will be paid on August 14, 2013 to all unitholders of record at the close of business on August 5, 2013.

Guidance
The Partnership increased its 2013 forecast for adjusted EBITDA and distributable cash flow, which includes the impact of the Sunrise acquisition. Adjusted EBITDA is expected to be between $113 and $118 million and distributable cash flow is expected to be between $95 and $100 million. The Partnership forecasts third quarter adjusted EBITDA to be approximately $30 - $33 million.

CAPITAL EXPENDITURES

Expansion
Second quarter expansion capital expenditures totaled $6.7 million, of which $3.4 million related to the Low Pressure East Pipeline project and the balance for new interconnects and other system upgrades. During the second quarter the Partnership completed the Morris III interconnect, which added 300 BBtu per day of incremental transmission capacity.

The Partnership forecasts expansion capital expenditures of $43 million for 2013. Approximately $25 million will be for the Low Pressure East Pipeline project, which will upgrade nearly 26 miles of existing pipeline in Greene, Washington and Allegheny counties of Pennsylvania. The project will add 150 BBtu per day of transmission capacity and is expected to be completed in the fourth quarter of 2013. A total of $5 million is related to the Jefferson compressor expansion project. The remaining $13 million is for new interconnects and dehydration upgrades.

Ongoing Maintenance
Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long term, the Partnership’s operating capacity or operating income. Ongoing maintenance capital expenditures are all maintenance capital expenditures other than funded regulatory compliance capital expenditures and reimbursable maintenance capital expenditures. Ongoing maintenance capital expenditures totaled $2.1 million in the second quarter 2013 and $4.2 million year-to-date. The Partnership forecasts ongoing maintenance capital expenditures of $17 million for 2013. Maintenance-related capital expenditures are expected to vary quarter-to-quarter, primarily based on increased activity when weather is favorable.

Reimbursable Maintenance
Plugging and abandonment and bare steel replacement capital expenditures are referred to as reimbursable maintenance capital expenditures in the reconciliation table in the Non-GAAP Disclosures section below.

Plugging and Abandonment
EQT has agreed, for ten years following the IPO, to reimburse the Partnership for plugging and abandonment expenditures associated with certain identified wells. Plugging and abandonment capital expenditures totaled $0.1 million in the second quarter, all of which will be reimbursed by EQT.

Bare Steel Replacement Program
EQT has agreed, for ten years following the IPO, to reimburse the Partnership for bare steel replacement capital expenditures in the event that ongoing maintenance capital expenditures and bare steel capital expenditures exceed $17.2 million in any calendar year. EQT Corporation will reimburse the Partnership for the lesser of (i) the amount of bare steel replacement capital expenditures during such year; and (ii) the amount by which ongoing maintenance capital expenditures and bare steel capital expenditures exceed $17.2 million. Second quarter 2013 bare steel capital expenditures totaled $0.6 million, all of which is expected to be reimbursed by EQT.

The Partnership forecasts ongoing maintenance capital expenditures of $17 million plus bare steel capital expenditures of $6.0 million in 2013, which results in a forecasted reimbursement of $6.0 million in 2013.

Funded Regulatory Compliance
Funded regulatory compliance capital expenditures relate to discrete expenditures necessary to comply with certain regulatory and other legal requirements. The Partnership has identified two specific regulatory compliance initiatives, system segmentation and isolation; and valve pit remediation. In order to fund these two initiatives, the Partnership retained $32 million from the IPO. Funded regulatory compliance capital expenditures do not impact the calculation of distributable cash flow. Second quarter 2013 included $3.8 million of funded regulatory compliance capital expenditures. Since the IPO, the Partnership has incurred $12.9 million of funded regulatory compliance capital expenditures and forecasts $12 million in 2013.

NON-GAAP DISCLOSURES

Adjusted EBITDA and Distributable Cash Flow
As used in this press release, adjusted EBITDA means net income plus net interest expense, income tax expense (if applicable), depreciation and amortization expense, non-cash long-term compensation expense and other non-cash adjustments (if applicable), less other income and the Sunrise lease payment. As used in this press release, distributable cash flow means adjusted EBITDA less net cash paid for interest expense, ongoing maintenance capital expenditures, reimbursable maintenance capital expenditures and income taxes (if applicable) plus reimbursable maintenance capital expenditures expected to be reimbursed by EQT. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;
  the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;
  the Partnership’s ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in the industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and the statements of consolidated cash flows to be included in the Partnership’s quarterly report on Form 10-Q for the quarter ended June 30, 2013.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow

Three Months Ended June 30, 2013
(in thousands $)
Operating revenues:
Transmission and storage	$41,960
Gathering	2,877
Total operating revenues	44,837
Operating expenses:
Operating and maintenance	6,729
Selling, general and administrative	6,104
Depreciation and amortization	7,858
Total operating expenses	20,691
Operating income	24,146
Other income	229
Interest expense	(6,485)
Net income	$17,890
Add:
Interest expense, net	6,485
Depreciation and amortization	7,858
Non-cash long-term compensation expense	209
Non-cash reserve adjustment	(430)
Less:
Other income, net	(229)
Sunrise Pipeline lease payment	(8,338)
Adjusted EBITDA	$23,445
Less:
Cash interest, net	(221)
Ongoing maintenance capital expenditures	(2,097)
Reimbursable plugging & abandonment maintenance capital expenditures	(105)
Reimbursable bare steel replacement maintenance capital expenditures	(648)
Add:
Reimbursement of plugging & abandonment maintenance capital expenditures	105
Reimbursement of bare steel replacement maintenance capital expenditures	648
Distributable cash flow	$21,127
Distributions declared (a)	$19,514
Coverage ratio	1.08x
(a)	Reflects quarterly cash distribution of $0.40 per unit for the second quarter 2013 and 48.78 million units, which includes 12.65 million units issued to the public in July 2013 and 0.75 million units issued to EQT as part of the consideration for the Sunrise acquisition.

Three Months Ended June 30, 2013
(in thousands $)

Net cash provided by operating activities	$26,066
Add:
Interest expense, net	6,485
Sunrise Pipeline lease payment	(8,338)
Other, including changes in working capital	(768)
Adjusted EBITDA	$23,445

Adjusted Operating Revenues, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted Income Before Income Taxes
Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes, all of which exclude the impact associated with Sunrise, are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate the Partnership’s performance. Sunrise did not have a net positive or negative impact on the Partnership’s distributable cash flow. Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes should not be considered alternatives to operating revenues, operating expenses, operating income or income before income taxes, or any other measure of financial performance or liquidity presented in accordance with GAAP. The table below reconciles adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes with operating revenues, operating expenses, operating income and income before income taxes as derived from the statements of consolidated operations to be included in the Partnership’s quarterly report on Form 10-Q for the quarter ended June 30, 2013.

	Three Months Ended June 30,
	2013			2012
(Thousands)	Reported Results	Adjustment to exclude Sunrise	Adjusted Results (excludes Sunrise)	Reported Results
Revenues:
Operating revenues – affiliate	$35,404	$(7,310)	$28,094	$23,197
Operating revenues – third party	9,433	(1,946)	7,487	6,468
Total operating revenues	44,837	(9,256)	35,581	29,665

Operating Expenses
Operating and maintenance	6,729	(302)	6,427	6,162
Selling, general and administrative	6,104	(616)	5,488	4,334
Depreciation and amortization	7,858	(4,050)	3,808	3,170
Total operating expenses	20,691	(4,968)	15,723	13,666
Operating income	24,146	(4,288)	19,858	15,999
Plus: Other income, net	229	—	229	4,157
Less: Interest expense, net	6,485	(6,256)	229	1,214
Income before income taxes	$17,890	$1,968	$19,858	$18,942

Q2 2013 Webcast Information
EQT Midstream Partners will host a live webcast with security analysts today, beginning at 11:30 a.m. Eastern Time. The topics of the webcast will be financial results, operating results and other matters with respect to second quarter of 2013. The webcast will be available at www.eqtmidstreampartners.com; and a replay will be available for seven days following the call.

EQT Corporation (EQT), which is the Partnership's general partner and owner of a 44.6% equity interest in the Partnership, will also host a teleconference with security analysts today, beginning at 10:30 a.m. Eastern Time. The Partnership's unitholders are encouraged to listen to the EQT teleconference, which is expected to cover topics that are relevant to the Partnership, such as EQT's financial and operational results and potential asset dropdown transactions involving the Partnership. This teleconference may also include second quarter 2013 results and other matters with respect to the Partnership. The webcast can be accessed via www.eqt.com and will be available as a replay for seven days following the call.

About EQT Midstream Partners:
EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire and develop midstream assets in the Appalachian basin. The Partnership provides midstream services to EQT Corporation and third-party companies through two primary assets: the Equitrans Transmission and Storage System and the Equitrans Gathering System. The Partnership has a 700-mile FERC-regulated interstate pipeline system and more than 2,000 miles of FERC-regulated, low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

Cautionary Statements
The Partnership is unable to provide a reconciliation of its projected adjusted EBITDA, including projected Sunrise adjusted EBITDA and projected distributable cash flow to projected net income or projected net cash provided by operating activities, the most comparable financial measures calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries, including guidance regarding the Partnership’s transmission and storage and gathering revenue growth and volume growth; revenue projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to such programs); natural gas production growth in the Partnership’s operating areas for EQT Corporation (EQT) and third parties; asset acquisitions, including the Partnership’s ability to complete any asset purchases from EQT or third parties and anticipated synergies associated with any acquisition; the Partnership’s ability to enter into additional third-party transportation precedent agreements on the Sunrise Pipeline, internal rate of return (IRR); compound annual growth rate (CAGR), capital commitments, projected capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution rate and growth; projected adjusted EBITDA, including projected Sunrise adjusted EBITDA, and projected distributable cash flow, including the effect of the Sunrise acquisition on projected adjusted EBITDA, including projected Sunrise adjusted EBITDA, and projected distributable cash flow; the effects of government regulation; litigation; and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership has based these forward-looking statements on current expectations and assumptions about future events. While the Partnership considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control. The risks and uncertainties that may affect the operations, performance and results of the Partnership’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Partnership’s Form 10-K for the year ended December 31, 2012, as updated by any subsequent Form 10-Q’s. Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this press release regarding EQT Corporation and its subsidiaries, other than the Partnership, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT Midstream Partners, LP Statements of Operations (unaudited)

	Three Months Ended June 30,
(Thousands, except per unit amounts)	2013	2012
Revenues:
Operating revenues – affiliate	$35,404	$23,197
Operating revenues – third party	9,433	6,468
Total operating revenues	44,837	29,665

Operating expenses:
Operating and maintenance	6,729	6,162
Selling, general and administrative	6,104	4,334
Depreciation and amortization	7,858	3,170
Total operating expenses	20,691	13,666
Operating income	24,146	15,999
Other income, net	229	4,157
Interest expense, net	6,485	1,214
Income before income taxes	17,890	18,942
Income tax expense	—	6,930
Net income	$17,890	$12,012

Net income per limited partner unit - basic	$0.51	N/A
Net income per limited partner unit - diluted	$0.50	N/A

Weighted average limited partner units outstanding – basic	34,679	N/A
Weighted average limited partner units outstanding – diluted	34,785	N/A

Operating Results

	Three Months Ended June 30,
	2013	2012
OPERATING DATA (in BBtu per day):
Transmission pipeline throughput	1,152	517

CAPITAL EXPENDITURES (in thousands):
Expansion capital expenditures, excluding Sunrise Pipeline project	$6,743	$11,358
Sunrise Pipeline project capital expenditures	—	60,148
Maintenance capital expenditures:
Ongoing maintenance	2,097	1,584
Funded regulatory compliance	3,790	196
Reimbursable P&A maintenance	105	460
Reimbursable bare steel maintenance	648	425
Total maintenance capital expenditures	6,640	2,665
Total capital expenditures	$13,383	$74,171

CONTACT:
EQT Midstream Partners
Analyst inquiries please contact:
Nate Tetlow, 412-553-5834
Investor Relations Manager
ntetlow@eqtmidstreampartners.com
or
Patrick Kane, 412-553-7833
Chief Investor Relations Officer
pkane@eqtmidstreampartners.com
or
Media inquiries please contact:
Natalie Cox, 412-395-3941
Corporate Director, Communications
ncox@eqtmidstreampartners.com